Exhibit 99.1
NEWS RELEASE
FOR DISTRIBUTION AT 6:05 P.M., December 17, 2007
First Citizens Banc Corp, Sandusky, Ohio (Nasdaq: FCZA) (“First Citizens”) announced that the merger of Futura Banc Corp, Urbana, Ohio (“Futura”) with and into First Citizens was completed today. Immediately after the merger, Futura’s subsidiary bank, Champaign National Bank (“Champaign”), was merged into First Citizens’ subsidiary, The Citizens Banking Company (“Citizens”).
Citizens now ranks as the 10th largest bank in Ohio, with total assets exceeding $1 billion. It operates 31 banking locations in 11 Ohio counties. The locations acquired in the merger, as well as locations of the former Miami Valley Bank, will do business under the name “Champaign Bank”.
James O. Miller, who will assume the positions of President and CEO of First Citizens on December 19, said “We welcome the customers and employees of Champaign National Bank to the Citizens’ family. We plan to offer a range of new products and services to Champaign’s customers while continuing the emphasis on personal service tailored to their needs.”
Forward-Looking Statements
Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the First Citizen’s loan and investment portfolios; the timing of the closing of the transaction; the timing and success of integration efforts once the transaction is complete; First Citizen’s expectations or ability to realize success with the acquisition of Futura; the impact of this transaction, if successful, on First Citizen’s business; and other factors disclosed in the Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors” and subsequent filings with the Securities and Exchange Commission (“SEC”) by First Citizens.
The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management’s best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.
For Additional Information Contact:
Richard J. Dutton, Sr. Vice President
(419) 625-4121